                                                                      EXHIBIT 11

                                         EARNINGS PER SHARE

                                                THREE MONTHS    THREE MONTHS     SIX MONTHS    SIX MONTHS
                                                    ENDED           ENDED          ENDED          ENDED
                                                  JUNE 30,        JUNE 30,        JUNE 30,      JUNE 30,
                                                    1996            1997            1996          1997
                                                -------------   -------------   ------------   -----------
Weighted average shares outstanding.........       2,141,250       8,454,690      2,141,250     8,452,190
Incremental effect of issuance
  of Convertible Preferred Stock
  within one year prior to an
  initial public offering at a price
  below the offering price
  (i.e. cheap stock).........................        937,500            ----        937,500          ----
Incremental effect of issuance of
  warrants and options within one
  year prior to an initial public offering
  with an exercise price below the
  offering price (i.e. cheap stock) based
  on the treasury stock method using
  the offering price.........................      1,745,769            ----      1,745,769          ----
                                                  ----------      ----------    -----------    ----------
                                                   4,824,519       8,454,690      4,824,519     8,452,190
                                                  ==========      ==========    ===========    ==========
Net loss attributable to common stock........     $ (753,338)     $ (159,856)   $(1,706,998)   $ (600,284)
                                                  ==========      ==========    ===========    ==========
Net loss per share...........................     $    (0.16)     $    (0.02)   $     (0.35)   $    (0.07)
                                                  ==========      ==========    ===========    ==========